Exhibit 99.1
                                                                    ------------

                      [LOGO OF BANK UNITED CORP. LITIGATION
                        CONTINGENT PAYMENT RIGHTS TRUST]


Jonathon K. Heffron
Litigation Trustee
Tel.: (713) 543-6958
FAX: (713) 543-7744

Salvatore A. Ranieri
Litigation Trustee
Tel.: (516) 873-0055
FAX: (516) 873-1155


                                  PRESS RELEASE

          BANK UNITED CORP. LITIGATION CONTINGENT PAYMENT RIGHTS TRUST
         ANNOUNCES THE GOVERNMENT'S FILING OF A BRIEF IN OPPOSITION TO
      PLAINTIFFS' PETITION FOR SUPREME COURT REVIEW OF THE DECISION OF THE
                 U.S. COURT OF APPEALS FOR THE FEDERAL CIRCUIT

Houston, Texas - July 12, 2004. The Bank United Corp. Litigation Contingent Payment Rights Trust (NASDAQ: BNKUZ) (the "Litigation Trust") previously announced the September 22, 2003 judgment of the U.S. Court of Appeals for the Federal Circuit (the "Appeals Court") awarding the Plaintiffs $4,884,283. On April 9, 2004, the Plaintiffs timely filed a Petition for a Writ of Certiorari ("Petition") in the Supreme Court of the United States, requesting review of the Appeals Court decision.

On July 9, 2004, the government timely filed its brief in opposition to the Petition. The Plaintiffs will file a reply brief to the government's brief in opposition on or before July 20, 2004. According to the Supreme Court's automated docket system, the case is "Pending Conference". The Supreme Court is not expected to rule on the Petition until October 2004.

While the Plaintiffs strongly believe in the validity and correctness of the points made in their Petition, there can be no assurances that the Supreme Court will grant review of the Appeals Court decision. The Supreme Court has absolute discretion to grant or deny review in virtually all cases in which petitions are filed. In this regard, the Supreme Court grants review in fewer than 100 cases per year, although approximately 8,200 petitions are filed during each annual term of the Court. Moreover, even if the Supreme Court were to accept review, it could still allow the Appeals Court judgment to stand.

The Litigation Trust has previously announced that the amount of money it owes to Washington Mutual, Inc. for expense fund advances exceeds the Litigation Trust's share of the $4,884,283 judgment. If the litigation were to terminate because of a decision by the Supreme Court not to

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accept review of the case or a decision to affirm the Appeals Court judgment, there would be no recovery to the Litigation Trust certificateholders because the Litigation Trust's 85% share of the total judgment awarded by the Appeals Court (plus the Litigation Trust's 85% share of the $141,847.73 in total costs taxed against the Defendant by the U. S. Court of Federal Claims) is less than the amount that is owed by the Litigation Trust to Washington Mutual, Inc.

The Litigation Trust (SEC File No. 000-32301) will file the government's brief in opposition to the Petition with the Securities and Exchange Commission, and the descriptions of the Petition and opposition are qualified in their entirety by reference to the Petition and opposition.

The Litigation Trust was formed in connection with the February 9, 2001 merger of Bank United Corp. with and into Washington Mutual, Inc. The Litigation Trust issued contingent payment rights certificates representing the right to receive a portion of the Litigation Trust's share of any monetary proceeds from any final judgment or settlement of the forbearance litigation brought by Bank United Corp., Bank United, and Hyperion Partners L.P. against the federal government.

Additional information about the lawsuit, the Litigation Trust, and the contingent payment rights certificates can be found in the registration statement on Form S-4 (Registration No. 333-49302) filed by the Litigation Trust with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as well as in the reports filed by the Litigation Trust pursuant to the Securities Exchange Act of 1934, as amended.